Exhibit 10.4

MODIFICATION AGREEMENT

Reference is hereby made to (i) that certain Securities Purchase Agreement dated as of October 19, 2004, between Icoria, Inc. (the “Company”) and Laurus Master Fund, Ltd. (the “Purchaser”) (as amended, modified or supplemented from time to time, the “Securities Purchase Agreement”) and (ii) that certain Master Security Agreement dated as of October 19, 2004 between the Company and the Purchaser (as amended, modified or supplemented from time to time, the “Master Security Agreement”). Pursuant to the Master Security Agreement, the Company granted to the Purchaser a security interest in the “Collateral” (as defined in the Master Security Agreement). Capitalized terms used in this Agreement that are not otherwise defined herein shall have the meanings respectively ascribed to them in the Securities Purchase Agreement or the Master Security Agreement, as applicable.

Reference is hereby also made to the transactions contemplated by that certain Asset Purchase Agreement dated as of March 23, 2005, between the Company and Monsanto Company (the “Buyer”) (the “Purchase Agreement”). Pursuant to the Purchase Agreement, the Company wishes to transfer to the Buyer the assets specifically described in Exhibit A hereto (the “Transferred Assets”). The Company has requested that the Lender consent to the transfer of the Transferred Assets and that the Lender release its lien in the Transferred Assets.

1. Consent and Amendment. (a) In connection with the transactions contemplated by the Purchase Agreement and notwithstanding any provision of the Securities Purchase Agreement and/or the Master Security Agreement to the contrary, the Lender hereby (i) consents to the Company’s transfer of the Transferred Assets and (ii) waives any restriction on the Company’s ability to transfer the Transferred Assets including, without limitation, Section 4(b) of the Master Security Agreement.

(b) The Company and the Purchaser hereby agree that Schedule 1.A to the Master Security Agreement is hereby deleted in its entirety and a new Schedule 1.A in the form of Exhibit B hereto shall be inserted in lieu thereof.

2. Release and Amendment. The Purchaser hereby agrees that concurrent with the closing of the transactions contemplated by the Purchase Agreement, the Purchaser’s security interest in the portion of the Collateral that constitutes the Transferred Assets shall be terminated. The Purchaser hereby agrees to promptly file the UCC-3 amendment in the form attached hereto as Exhibit C.

3. Issuance of Interest Shares. As partial consideration for the Purchaser entering into this Agreement and agreeing to release certain collateral securing the Note, the Company hereby agrees to modify the interest rate under the Note for the month of March 2005 through a one time interest surcharge and agrees to pay the Purchaser additional interest for the month of March 2005 to reflect the additional risk associated with the release of certain collateral by Purchaser under the Master Security Agreement. Such additional interest payment shall equal $59,890, and shall be due on the date hereof and immediately converted, at the Fixed Conversion

Price, into freely tradeable shares of Common Stock of the Company. These shares are to be delivered to Purchaser in accordance with the terms of the Note.

4. Prepayment Obligations. (I) Notwithstanding the terms of the Securities Purchase Agreement and the $5,000,000 Secured Convertible Term Note (the “Note”) dated October 19, 2004 issued by the Company to the Purchaser, the parties hereby agree that (i) in addition to the Monthly Amount (as defined in the Note) due on October 1, 2005, an additional $430,000 of principal due under the terms of the Note shall be due and payable on October 1, 2005 (the “Additional Principal Amount”); (ii) in the event of any such conversion, the amount of principal due under such Note so converted shall be treated as a prepayment of principal and such prepayment of principal shall be applied in accordance with Section 3.4(a) of the Note; and (iii) to the extent that any of the $430,000 has not been converted on or prior to October 1, 2005, then any remaining non-converted portion of the Additional Principal Amount shall be increased by 20% as an additional premium obligation due on October 1, 2005 (for illustration purposes only, if $100,000 has not been converted or prepaid on or before October 1, 2005, then the Company shall pay the Purchaser on October 1, 2005 an additional $20,000).

(II) Furthermore, subject to the conversion limitations set forth in Section 3.2 of the Note, (A) if the closing price for any ten (10) consecutive trading days (a “Conversion Period”) exceeds 120% of the then effective Fixed Conversion Price, the Purchaser will, within ten (10) trading days of any such Conversion Period, convert all or part of the then outstanding Additional Principal Amount. The Holder shall only be required to effect such a conversion referred to in the immediately preceding sentence if each of the following shall be true: (i) there is an effective registration statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the Conversion Shares (as defined in the Note) issued to the Holder (or such Conversion Shares are eligible for resale under Rule 144 of the Securities Act); (ii) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all the Conversion Shares as are issuable to the Purchaser upon such conversion referred to in this Section 4(II) and (iii) the Additional Principal Amount to be so converted pursuant to this Section 4(II) (when combined with the amount of any other Monthly Amount and the amount (including any monthly amount) of any other promissory note issued by the Borrower to the Holder required to be manditorily converted) does not exceed twenty five percent (25%) of the aggregate dollar trading volume of the Common Stock during the Conversion Period.

5. All other terms and conditions of the Securities Purchase Agreement, the Note, the Registration Rights Agreement and the Master Security Agreement not otherwise modified herein shall remain in full force and effect.

6. This Amendment shall be effective as of the date hereof following the execution and delivery of same by each of the Company and Laurus.

7. The Company hereby represents and warrants to the Purchaser that as of the date hereof, no Event of Default under the Securities Purchase Agreement, the Note or any other Related Agreement exists and is continuing and all representations, warranties and covenants made by Company in connection with the Securities Purchase Agreement, the Note and the other Related Agreements are true, correct and complete and all of Company’s and its Subsidiaries’

covenant requirements under the Securities Purchase Agreement, the Note and the other Related Agreements have been met.

8. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and permitted assigns. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

[Remainder of Page Intentionally Left Blank]

Executed as a sealed instrument as of March 23, 2005.

Laurus Master Fund, Ltd.

By:	/s/ Eugene Grin
	Name:	Eugene Grin
	Title:	Director

Icoria, Inc.

By:	/s/ Brett Farabaugh
	Name:	Brett Farabaugh
	Title:	Chief Accounting Officer